STEWART INFORMATION SERVICES CORPORATION
RESTRICTED STOCK UNIT AGREEMENT
THIS RESTRICTED PERFORMANCE UNIT AGREEMENT (the “Award Agreement”) is hereby granted as of March 10, 2021 (the “Grant Date”) by Stewart Information Services Corporation, a Delaware corporation (the “Company”), to Frederick Eppinger (the “Participant”) pursuant to the Stewart Information Services Corporation 2020 Incentive Plan (the “Plan”), and subject to the terms and conditions set forth therein and as set out in this Award Agreement. Capitalized terms used herein shall, unless otherwise required by the context, have the meaning ascribed to such terms in the Plan or as set forth herein.
By action of the Committee, and subject to the terms of the Plan, the Participant is hereby granted Restricted Stock Units as described in Article VII of the Plan, subject to the terms of the Plan and to the provisions set forth in this Award Agreement.
NOW, THEREFORE, in consideration of the promises and the mutual covenants contained in this Award Agreement, the Company and the Participant agree as follows:
1.Grant. The Company hereby grants to the Participant, upon the termsa and conditions set forth in this Award Agreement and as set forth in the Plan, 14,871 Restricted Stock Units (the “Units”), representing a contractual right of the Participant potentially to receive shares of Common Stock (“Shares”). The number of Shares to be delivered at settlement, if any, shall be determined by reference to the number of Units that are deemed vested and to be settled, provided all of the conditions for settlement of the Units have been satisfied and subject to the terms and conditions of the Plan and this Award Agreement.
2.Performance Criteria. The Units subject to this Award Agreement shall be earned and vested based on the satisfaction of the Performance Restriction and the Time-Based Restriction, each of which is described below.
a.Performance Restriction
The Performance Restriction shall be satisfied based on three separate Performance Periods, as provided in the table below. Each “Performance Period” shall be a designated calendar year and, taken together, the three Performance Periods make up a three-year period known as the “Measurement Period”, which starts on January 1, 2021 and ends on December 31, 2023.
In order for the Units scheduled to vest during a Performance Period to satisfy the Performance Restriction, the Committee must determine that the Company has achieved 6.75% or greater Pre-Tax Margin (defined below) in at least two calendar quarters during such Performance Period. This determination shall occur during the ninety (90) day period following the end of each Performance Period.

Performance Period	% of Restricted Stock Units
January 1, 2021 to December 31, 2021	33.33%
January 1, 2022 to December 31, 2022	33.33%
January 1, 2023 to December 31, 2023	33.34%
For purposes of this Agreement, the following definitions shall apply:
i.“Pre-Tax Margin” is the amount calculated by dividing (i) Modified Pre-Tax Profits, by (ii) Modified Gross Revenues.
ii.“Modified Pre-Tax Profits” is “Income before taxes and non controlling interests”, as reported in the 10-Q/10-K, as modified by the Committee in its sole discretion, as necessary to remove the effect of investment and other gains (losses), as well as the effects of non-recurring, unusual and/or extraordinary items (in each event as determined by the Committee).
iii.“Modified Gross Revenues” is Total Revenues as reported in the 10-Q/10-K, as modified by the Committee in its sole discretion, as necessary to remove the effect of investment and other gains (losses), as well as the effects of non-recurring, unusual and/or extraordinary items (in each event as determined by the Committee).
b.Time-Based Restriction
Except as provided in Section 3 below, the Time-Based Restriction will be satisfied if the Participant remains continuously employed by the Company or one of its Affiliates between (i) the Grant Date, and (ii) December 31, 2023.
3.Vesting and Forfeiture.
a.A Participant shall be vested in a Unit on the date that both the Performance Restriction and the Time-Based Restriction have been satisfied. The number of Units that are treated as vested under this Agreement shall be determined after the end of the Measurement Period, based on the achievement of the performance criteria described in Section 2, and subject in all regards to such other discretion by action of the Committee as permitted under the Plan’s terms.
i.Notwithstanding any provision of this Agreement or the Plan, if the Company does not satisfy the Performance Requirement for a Performance Period, any Units scheduled to become vested for such Performance Period shall be forfeited effective as of the last day of the Performance Period.
ii.Except as expressly provided in Section 3(c) below, any Units that are not vested as of the date of the Participant’s termination of employment for any reason shall be automatically forfeited without any further action required to be taken by the Participant or the Company.

iii.Except as otherwise provided herein or at the discretion of the Committee, the Units are not deemed vested until after the Measurement Period has ended and settlement of the Units by the delivery of Shares has occurred.
b.Notwithstanding any other provision of this Award Agreement, and except as provided in Section 2(a)(i) above, in the event the Participant is terminated in connection with a Change in Control, the Participant shall be vested in the number of Units set forth in Section 1 as of the date of the Participant’s termination of employment.
c.Waiver of Continued Employment Requirement. The general requirement that the Participant be satisfying the Time-Based Restriction by being continuously employed through the date the Units are settled (the “Employment Requirement”) shall be waived to the extent provided in this Section 2(c), subject, however, in all regards, to the Committee’s discretionary authority as provided under the Plan. Specifically, the Employment Requirement shall not be applicable in the following circumstances (“Special Circumstances”):
i.The Participant’s termination of employment under circumstances where the Participant is eligible for benefits under the Company’s Executive Voluntary Retirement Plan;
ii.Termination of the Participant’s employment due to Executive’s death;
iii.Termination of the Participant’s employment due to Executive’s Disability;
iv.Termination of the Participant’s employment by the Company without Cause; or
v.Termination of the Participant’s employment by the Participant by Executive for Good Reason (but only in circumstances where the Participant’s employment agreement provides for severance pay benefits on a resignation for Good Reason.
In order for the Participant to receive any Shares with respect to Unit following the occurrence of any of the above Special Circumstances, the Participant must execute and not, thereafter, revoke, a full release of all claims that Executive may have against the Company, its Subsidiaries and affiliates, and all of their respective officers, employees, directors, and agents, and that shall include the Participant’s agreement not to disparage the Company and not to divulge any of the Company’s confidential information, in a form acceptable to the Company in a form satisfactory to the Committee (the “Release”)
d.Calculation of Special Pro-Rata Vesting. If the Participant is eligible for special pro-rata vesting under Section 2(c), vesting shall be calculated as follows:
i.Special Pro-rata Vesting shall be based on semi-annual time increments (e.g. 6, 12, 18, 24, 30 or 36 months) with time worked during the applicable incentive period rounded up to the nearest semi-annual time increment. For example, if Executive worked (6) months and four (4) days during the applicable incentive period, the semi-annual time increment will be 12 months. The calculation of Special Pro-Rata Vesting shall be determined by dividing the semi-annual time increment by the total months in the performance period.
ii.By way of hypothetical example only: (1) if Executive shall experience a Special Vesting Termination Event after having worked exactly 24 months of a 36-month incentive program, Executive would receive 66.67% of the applicable LTI Award. Alternatively, (2) if Executive shall experience a Special Vesting Termination Event after having worked 24 months and 1 day of a 36-month incentive program, Executive would receive 83.33% of the applicable LTI Award. The formula for calculating Special Pro-Rata Vesting based on the foregoing hypothetical examples is as follows:
Example 1: (24 / 36) = 66.67%
Example 2: (30 / 36) = 83.33%
i.The time of payment of LTI Awards subject to Special Pro-Rata Vesting shall occur as provided in the applicable LTI Awards.
e.Notwithstanding anything herein to the contrary, in the event the Participant is terminated for Cause, the Participant’s rights to any payments otherwise due under this Award Agreement are forfeited in their entirety.
4.Status of Units. The Units subject to this Award Agreement are not intended to constitute property for purposes of Section 83 of the Code. The Units represent a right to receive a payment, in the form Shares, at the time the Units are settled.
5.Time of Payment/Settlement. In all cases, Units that are vested and settled under the terms of this Award Agreement shall be settled during the calendar year following the end of the Measurement Period, with such payment occurring as soon as practicable following the determination of the extent to which the performance criteria have been attained for the final Performance Period of the Measurement Period. In addition, in the event any dividends are paid to shareholders during the Measurement Period or thereafter prior to the settlement of the Units, the Participant shall be entitled to a payment equal to the amount that would have been paid as dividends to the Participant had the Participant held the Shares actually delivered to the Participant throughout that period (“Dividend Equivalents”). The Committee shall have the right to determine whether the Dividend Equivalents shall be paid in cash or in the form of a distribution of additional shares of Common Stock having the same value and to determine whether to deem such dividends to have been reinvested in shares at the time the dividends were paid.
6.Employment. Nothing in the Plan or in this Award Agreement shall confer upon the Participant any right to be continued as an employee of the Company or interfere in any way with the right of the Company to remove the Grantee as an employee at any time for any cause.
7.Binding Effect. This Award Agreement shall be binding upon and shall inure to the benefit of any successor of the Company, but except as provided above, the Units subject to this Award Agreement shall not be assigned or otherwise disposed of by the Participant.
8.The Plan. This Award Agreement is subject to the terms and conditions of the Plan. In the event of a conflict between the Plan and this Agreement, the terms of the Plan shall control.
IN WITNESS WHEREOF, this Award Agreement, effective March 10, 2021, has been entered into and executed on this day of March 16, 2021.

STEWART INFORMATION SERVICES CORPORATION
By: /s/ Thomas G. Apel
Its Chairman of the Board

ACKNOWLEDGED
/s/ Frederick H. Eppinger
PARTICIPANT